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                                                            Exhibit 5.1
                                                            -----------

                            MORRISON & FOERSTER LLP
                             Palo Alto, California


                                  May 26, 1999



pcOrder.com, Inc.
5001 Plaza on the Lake
Austin, TX  78746

Madames and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 executed by you on May 26, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,791,515 shares of your Class A common stock, $0.01 par value (the "Class A Common Stock") which are issuable under your 1996 Stock Option Plan and 1999 Stock Incentive Plan (collectively, the "Stock Plans").

   As your counsel in connection with the above Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Stock Plans and the authorization of the issuance of the shares of Class A Common Stock under the Stock Plans (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Stock Plans, will be validly issued, fully paid and nonassessable shares of Class A Common Stock.

   We consent to the use of this opinion as an exhibit to the above Registration Statement.

                            Very truly yours,

                            /s/ Morrison & Foerster